EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS SEPTEMBER 2004 PERFORMANCE

            HOUSTON, Oct. 1, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in September 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 577.4 million revenue passenger miles (RPMs), up 19.5 percent versus September 2003, and increased available seat miles (ASMs) by 15.5 percent compared with September 2003.  ExpressJet's September load factor was 69.2 percent, a 2.3 point improvement over September 2003.  The company flew 56,892 block hours, compared with 50,550 block hours in September 2003, and operated 32,318 departures, versus 29,594 departures in September 2003.

            Also in September, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 98.5 percent.  In September 2003, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 97.7 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 240 jets.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 140 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,500 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS SEPTEMBER 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

September	2004		2003		Change

Revenue Passenger Miles (000)	577,405		483,330		19.5	Percent

Available Seat Miles (000)	834,895		722,903		15.5	Percent

Passenger Load Factor	69.2	Percent	66.9	Percent	2.3	Points

Block Hours	56,892		50,550		12.5	Percent

Departures	32,318		29,594		9.2	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	5,447,334		4,139,261		31.6	Percent

Available Seat Miles (000)	7,699,506		6,108,648		26.0	Percent

Passenger Load Factor	70.7	Percent	67.8	Percent	2.9	Points

Block Hours	539,693		432,962		24.7	Percent

Departures	300,877		261,605		15.0	Percent

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